FOR IMMEDIATE RELEASE

Contacts:

Alfred E. Brennan, Chairman & Chief Executive Officer

Arthur L. Herbst, Jr., President & Chief Financial Officer

(312) 644-6400

Young Innovations, Inc. Announces Results for 4th Quarter and

the Year and Declares Dividend

St. Louis, MO., February 4, 2009 – Young Innovations, Inc. (NASDAQ –YDNT) today announced results for the quarter and year ended December 31, 2008.

Sales for the fourth quarter of 2008 were $23.9 million, a decrease of $1.1 million, or 4.5%, from the $25.0 million reported in the fourth quarter of 2007. Income from operations decreased 5.0% from $5.1 million in the fourth quarter of 2007 to $4.8 million in the fourth quarter of 2008. Net income declined 13.0% to $3.1 million, compared with $3.6 million in the fourth quarter of 2007. Diluted earnings per share decreased 7.0% in the fourth quarter of 2008 to $0.40 from $0.43 in the prior year quarter. The effective tax rate for the fourth quarter of 2008 was 33.2%, lower than expected primarily as a result of an adjustment to true-up the full year effective rate. This tax adjustment resulted in a $0.01 increase in diluted earnings per share for the quarter. Diluted earnings per share in the fourth quarter of 2007 included a $0.06 benefit related to a lower income tax rate on income earned at our operations in Ireland. Diluted earnings per share were also affected by equity compensation expense of $0.03 for the quarters ended December 31, 2008 and 2007.

Sales for the year ended December 31, 2008 were $99.1 million, up 1.8% from $97.4 million in the prior year. Income from operations decreased 4.9% from $20.8 million in 2007 to $19.8 million in 2008. Net income for fiscal year 2008 was $12.2 million, down 5.8% from $12.9 million in the prior year. Diluted earnings per share were $1.51 for the twelve months ended December 31, 2008, an increase of 4.9% from $1.44 in 2007. 2007 diluted earnings per share were increased by $0.06 as a result of the tax adjustment discussed above. Diluted earnings per share were also affected by equity compensation expense of $0.11 and $0.08 for 2008 and 2007, respectively.

Consistent with the third quarter, fourth quarter demand for our consumable products continued to be strong and was offset by weak performance in our diagnostic product line. Our consumable products, which include our preventive, infection control, applicator and home care product lines, posted solid growth in the quarter. Our diagnostic product line posted disappointing results, with revenue $1.6 million below that for the fourth quarter of 2007. We believe this product line continues to be negatively affected by on-going economic uncertainty, as we witnessed a significant increase in purchase deferrals. A stronger U.S. dollar negatively impacted sales by approximately $160,000 in the quarter. For the year, a weaker U.S. dollar provided a benefit to sales of approximately $474,000.

The gross margin for the quarter was negatively impacted by product mix and by an adjustment implemented in the quarter which reallocated approximately $130,000 in expense from selling, general and administrative into cost of goods sold. Because this adjustment was a reallocation of a full year of expense in the fourth quarter, it impacted the comparability of the fourth quarter gross margin to prior periods and made the fourth quarter gross margin lower than it would have been had we made the adjustment over the course of the year; the adjustment had no effect on the quarter’s operating margin. We were generally pleased with the operating margin for the quarter, as we carefully managed expenses given the uncertain economic environment, adjusted staffing levels in certain areas of the business and began to realize the benefits of the facility consolidations we have implemented over the past two years.

We continued to make progress in implementing our strategy in the fourth quarter. We added new products to several of our product lines, including a fully integrated digital panoramic X-ray unit that complements the existing film-based units in the diagnostic line. The homecare product line expanded its offering of flavored examination gloves and pre-pasted toothbrushes and the endodontic product line launched an improved obturation device. We expect to launch a number of new products in 2009. We also continued to improve operating efficiencies by completing four facility consolidations over the course of the year in addition to the six consolidations completed during 2007.

Overall, we were pleased with the results posted by our consumable product lines. We believe that our diagnostic product line will continue to be challenged during the on-going period of economic uncertainty. Accordingly, we have taken aggressive steps to appropriately reduce the cost structure used to support the product line. Despite the challenges in the diagnostic product line we are cautiously optimistic about the prospects for our consumable product lines. We are continually evaluating the appropriate actions to manage our business through a challenging economic time and remain confident in our ability to do so. We currently believe that the operating efficiencies we have implemented, including the recent facility consolidations, have the Company well positioned to adapt to the current environment. We currently expect these operating efficiencies to strengthen our 2009 gross and operating margins compared to full-year 2008 results. We expect the 2009 effective tax rate to be in the 35% to 36% range.

The Company also announced that the Board of Directors declared a quarterly dividend of $0.04 per share, payable by the Company on March 13, 2009 to the holders of record on February 13, 2009.

A conference call has been scheduled for Thursday, February 5, 2009 at 11:00 a.m. Central Time and can be accessed through InterCall at http://tinyurl.com/yiq4earnings or on the Company’s website, www.ydnt.com.

Young Innovations develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers. The Company's product offering includes disposable and metal prophy angles, prophy cups and brushes, dental micro-applicators, panoramic X-ray machines, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children's toothbrushes, and children's toothpastes. The Company believes it is a leading U.S. manufacturer or distributor of prophy angles and cups, liquid surface disinfectants, dental micro-applicators and obturation units designed for warm, vertical condensation.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions. These statements are not guaranties of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those disclosed in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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Young Innovations, Inc.
Consolidated Balance Sheet
December 31, 2008 and December 31, 2007
(In Thousands)

	December 31	December 31
Assets	2008	2007
Current assets
Cash	$ 536	$ 528
Accounts receivable, net	10,421	13,074
Inventories	16,486	14,381
Other current assets	4,759	4,878
Total current assets	32,202	32,861

Property, plant and equipment, net	32,905	32,992
Goodwill	80,334	77,511
Intangible assets	10,602	11,133
Other assets	3,402	4,271

Total assets	$ 159,445	$ 158,768

Liabilities and Equity
Current liabilities
Accounts payable and accrued liabilities	$ 8,709	$ 7,370
Total current liabilities	8,709	7,370

Long-term debt	29,349	36,646
Long-term secured borrowing	1,281	-
Deferred income taxes	13,829	11,414
Total liabilities	53,168	55,430

Stockholders' equity
Common stock	102	102
Additional paid-in capital	25,336	25,024
Retained earnings	133,531	122,631
Common stock in treasury, at cost	(52,673)	(44,595)
Accumulated other comprehensive income	(19)	176
Total stockholders' equity	106,277	103,338

Total liabilities and stockholders' equity	$ 159,445	$ 158,768

Young Innovations, Inc.
Consolidated Statements of Income
(In Thousands, Except Earnings Per Share Data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2008	2007	Change	2008	2007	Change

Net Sales	$ 23,923	$ 25,041	-4.5%	$ 99,143	$ 97,402	1.8%
Cost of Goods Sold	$ 11,519	11,948	-3.6%	$ 46,847	45,623	2.7%
Gross Profit	$ 12,404	$ 13,093	-5.3%	$ 52,296	$ 51,779	1.0%
% of Net Sales	51.8%	52.3%		52.7%	53.2%

Selling, General and Administrative Expense	$ 7,581	8,014	-5.4%	$ 32,543	31,019	4.9%
% of Net Sales	31.7%	32.0%		32.8%	31.8%

Income from Operations	4,823	5,079	-5.0%	19,753	20,760	-4.9%
% of Net Sales	20.2%	20.3%		19.9%	21.3%

Interest expense, net	263	348		1,332	1,109
Other (income) expense, net	(82)	(10)		(465)	41

Income Before Taxes	4,642	4,741	-2.1%	18,886	19,610	-3.7%

Provision for Income Taxes	1,541	1,176		6,705	6,677

Net Income	$ 3,101	$ 3,565	-13.0%	$ 12,181	$ 12,933	-5.8%
% of Net Sales	13.0%	14.2%		12.3%	13.3%

Basic Earnings Per Share	$ 0.40	$ 0.43	-7.0%	$ 1.52	$ 1.46	4.1%
Basic Weighted Average Shares Outstanding	7,812	8,214		$ 7,999	$ 8,828

Earnings Per Share (Diluted)	$ 0.40	$ 0.43	-7.0%	$ 1.51	$ 1.44	4.9%
Diluted Weighted Average Shares Outstanding	7,832	8,373		$ 8,069	8,982